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                                                                      EXHIBIT 99


                AUGUST TECHNOLOGY ANNOUNCES CHANGE IN MANAGEMENT

MINNEAPOLIS, MAY 10, 2002 - August Technology Corporation (Nasdaq: AUGT) today announced the resignation of Tom Velin, chief financial officer. Mr. Velin's resignation is effective immediately as he leaves to attend to personal and family matters that require his full attention.

"Tom has been a valuable contributor to the company over the past 3+ years," stated Jeff O'Dell, August Technology's chairman and CEO. "He played an active role in the Company's initial public offering in June of 2000, as well as the ongoing financial and investor relations activities required by a newly public company. We thank Tom for his many contributions to the Company and wish him well as he makes this transition."

In Mr. Velin's absence, Corporate Controller Scott Gabbard will serve as acting CFO, managing financial responsibilities, while other business matters and investor relations will be divided between Jeff O'Dell, CEO and David Klenk, president and chief operating officer.

August Technology Corporation, based in Bloomington, Minnesota, is a leading supplier of automated visual defect inspection equipment for the microelectronics industries, and has established service and sales representation in all major microelectronics manufacturing markets worldwide. The inspection solutions designed, manufactured and marketed by August Technology provide microelectronic device manufacturers with cost-saving quality and process information. August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and is active in the Die Products Consortium (DPC). Additional information can be found on the company's web site at www.augusttech.com.

CONTACT:

August Technology Corporation, Bloomington
David Klenk, 952/820-0080
david.klenk@augusttech.com
or
Megan Rasmusson, 952/259-1647
megan.rasmusson@augusttech.com